EXECUTION COPY
Exhibit 10.2
FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Broadcasting, Inc. (“Company”) and John Hogan (“Employee”) entered into an Amended and Restated Employment Agreement (“Agreement”) effective November 15, 2010;

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to the Agreement (“First Amendment”).

1. This First Amendment is effective February 23, 2012.

2. Section 1 (Term of Employment) of the Agreement is amended to reflect that the Employment Period or Term shall end on December 31, 2015, and thereafter, beginning on January 1, 2016, the Employment Period shall be automatically extended from year to year unless either Company or Employee gives written notice of non-renewal on or before October 1, 2015, or annually, on each October 1 thereafter, that the Employment Period shall not be extended.

3. Section 2(A) (Title and Duties) of the Agreement is amended to reflect that Employee’s title shall be Chairman and CEO of Clear Channel Media & Entertainment and that he shall report to the Chief Executive Officer of Clear Channel Communications, Inc. or CC Media Holdings, Inc. (the “CEO”).

4. Section 2(B) (Exclusive Services) is amended ant restated to read as follows:

EXCLUSIVE SERVICES.  The Employee will devote his full working time and efforts to the business and affairs of Clear Channel Media and Entertainment; provided that with advance notice to the CEO, Employee may participate in educational, welfare, social, religious and civic organizations, so long as such activities do not interfere or conflict with Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the  business of the Company.

5. Section 3 (Compensation and Benefits) is amended to add the following subparts (F) and (G).

(F)           INCREMENTAL BONUS.  During calendar year 2012, Employee shall be eligible to earn an Incremental Bonus with a target of $900,000.00, based upon criteria to be approved by the Compensation Committee of the Board of CC Media Holdings, Inc. (“CCMH”).

(G)           Equity Compensation.

(1)           Restricted Stock Units.  If the Target Amount (as defined in subsection (2) below) as of December 31, 2015 is less than $5,000,000.00, and provided Employee remains employed by the Company on such date, Employee shall be granted restricted stock units (RSUs) on December 31, 2015 with a Fair Market Value equal to $5,000,000 minus the Target Amount.  Any RSUs granted to Employee under the preceding sentence will become vested on December 31, 2016, provided Employee remains employed by Company on such date and shall be settled, to the extent vested, by no later than March 14, 2017.  The RSUs shall be subject to the terms and conditions of the EIP.

(2)           Defined Terms.  For purposes of this Section 3(G), the following terms have the following meanings:

a.           “EIP” means the Clear Channel 2008 Executive Incentive Plan, as amended from time to time.

b.           “Fair Market Value” of the Stock as of a particular date shall mean the closing price of the Stock on such date.  Notwithstanding the foregoing, if the Compensation Committee of CCMH determines that the closing stock of the Stock as of such date does not reflect fair market value, the Committee may retain an appraisal firm to conduct an appraisal and determine such fair market value of the Stock as of such date.  At Employee’s reasonable request given within 15 days after the delivery of the first appraisal, the Committee shall retain a second appraisal by a different appraisal firm, and the average of the two appraised values shall be the fair market value of the Stock as of the particular date, which will be binding on the parties.

c.           “Target Amount” as of a particular date shall mean 251,223 times the excess, if any, of (i) the Fair Market Value of the Shares (as defined in his Stock Option Award Agreements under the EIP) on such date, over (ii) $10.00.

6. Section 8 (D) is amended and restated to read as follows:

(D) NON-RENEWAL BY COMPANY; TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD CAUSE.  If the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 7(C) or if the Company terminates Employee’s employment following its notice of non-renewal, in each case the Employment Period (and Employee’s employment) shall end on a date to be determined by Company, or if Employee’s employment with the Company is terminated by Employee for Good Cause pursuant to Section 7(D), the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  In addition, commencing on the date of Employee’s termination of employment the Company will pay to Employee, in periodic installment payments twice per month over a period of three years in accordance with ordinary payroll practices and deductions, an amount equal to three times the average of Employee’s annualized base salary for the current and prior full year of employment (the sum of such payments, the “Installment Amount”), provided that such payments shall cease on, and Employee shall forfeit any right to such payments payable after, the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”) if Employee has not signed and returned a severance agreement and general release of claims in a form and manner satisfactory to Company (such an agreement and release, the “Release”) by the Payment Date or if the Release remains subject to revocation on the Payment Date.

Further, if Employee signs the Release and the Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company will (1) pay to Employee, on the Payment Date, a cash lump sum amount equal to difference between (i) two times the sum of (x) the average of Employee’s annualized base salary for the current and prior full year of employment plus (y) 120% of the average of Employee’s annualized base salary for the current and prior full year of employment less (ii) the Installment Amount (such difference, the “Lump Sum Amount”), (2) pay to Employee, on the Payment Date, an outplacement cash lump sum benefit equal to $20,000, (3) shall allow Employee and his eligible dependents to participate in the Company’s health benefit plans under which Employee and his dependents were covered under as of the date of his termination of employment for a period of three years after the date of the Employee’s termination of employment with the Company; provided that Employee pays the then-current applicable monthly premium chargeable to an individual who elects continuation coverage under COBRA for such health benefit plans, which the amount of such premium paid by Employee shall be reimbursed to him by the Company on a monthly basis, (4) continue to provide Employee access to secretarial services, at Company expense, for a period of six months following such termination of employment, and (5) a payment (the “Equity Value Preservation Payment”), to be paid in a lump sum on the Payment Date, calculated as follows:

a. if the date of termination occurs in calendar year 2012, the Equity Value Preservation Payment shall be equal to $1,250,000;

b. if the date of termination occurs in calendar year 2013, the Equity Value Preservation Payment shall be equal to $2,500,000 minus the Target Amount (as defined in Section 3(G)) as of the date of termination;

c. if the date of termination occurs in calendar year 2014, the Equity Value Preservation Payment shall be equal to $3,750,000 minus the Target Amount as of the date of termination;

d. if the date of termination occurs in calendar year 2015, the Equity Value Preservation Payment shall be equal to $5,000,000 minus the Target Amount as of the date of termination; or

e. if the date of termination occurs after calendar year 2016, the Equity Value Preservation Payment shall be equal to $5,000,000 minus the sum of the Target Amount as of the date of termination.

7. This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

8. This First Amendment shall in no way modify, alter, change or otherwise delete any provision of the Agreement, unless specifically done so by the terms of this First Amendment, and all the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ John Hogan                                                                                           Date:  2/23/12
John Hogan

COMPANY:

/s/ Willam B. Feehan                                                                                        Date:  23 February 2012
William B. Feehan

PREPARED BY: JT